SECURITIES PURCHASE AGREEMENT


                  THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between ADVANCED VIRAL RESEARCH CORPORATION., a Delaware corporation, with headquarters located at 200 Corporate Boulevard South, Yonkers, NY 10701 (the "Company"), and each entity named on a signature page hereto (each, a "Buyer") (each agreement with a Buyer being deemed a separate and independent agreement between the Company and such Buyer, except that each Buyer acknowledges and consents to the rights granted to each other Buyer under such agreement and the Transaction Agreements, as defined below, referred to therein).

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

                  WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 7% Convertible Debentures of the Company which will be convertible into shares of Common Stock, $.00001 par value per share of the Company (the "Common Stock"), upon the terms and subject to the conditions of such Convertible Debentures, together with the Warrants (as defined below) exercisable for the purchase of shares of Common Stock (the "Warrant Shares"), and subject to acceptance of this Agreement by the Company;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1.       AGREEMENT TO PURCHASE; PURCHASE PRICE.

                  a.       Purchase; Certain Definitions.

                  (i) The undersigned hereby agrees to purchase from the Company 7% Convertible Debentures in the principal amount set forth on the Buyer's signature page of this Agreement (the "Debentures," which term includes the Initial Debentures and the Additional Debentures defined below), out of a total offering of $2,000,000 of such Convertible Debentures, and having the terms and conditions and being in the form attached hereto as Annex I.

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                  (ii) Subject to the terms and conditions of this Agreement and the other Transaction Agreements, the Buyer will purchase (x) fifty percent
(50%) of the Debentures (the "Initial Debentures") on the Initial Closing Date (as defined below) and (y) the balance of the Debentures (the "Additional Debentures") on the Additional Closing Date (as defined below).

                  (iii) The purchase price to be paid by the Purchaser shall be equal to the face amount of the Initial Debentures or the Additional Debentures, as the case may be, and shall be payable in United States Dollars.

                  b. Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

                  (i) "Securities" means the Debentures, the Warrants and the Common Stock issuable upon conversion of the Debentures or the exercise of the Warrants.

                  (ii) "Purchase Price" means the purchase price for the Initial Debentures or the Additional Debentures, as the case may be.

                  (iii) "Initial Closing Date" means the date of the closing of the purchase and sale of the Initial Debentures, as provided herein.

                  (iv) "Additional Closing Date" means the date of the closing of the purchase and sale of the relevant Additional Debentures, as provided herein.

                  (v) "Closing Date" means the Initial Closing Date or the Additional Closing Date, as the case may be.

                  (vi) "Buyer's Allocable Share" means the fraction of which the numerator is the Buyer's Debentures and the denominator is $2,000,000.

                  (vii) "Effective Date" means the effective date of the Registration Statement covering the Registrable Securities (as those terms are defined in the Registration Rights Agreement defined below).

                  (viii) "Converted Shares" means the shares of Common Stock issuable upon conversion of the Debentures.

                  (ix) "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.

                  (x) "Shares" means the shares of Common Stock representing any or all of the Converted Shares and the Warrant Shares.

                  (xi) As used herein, the term "Market Price of the Common Stock" means the average closing bid price of the Common Stock for the three (3) trading days (which need not be consecutive) during the period of the ten (10) trading days ending on the trading day immediately before the date indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision) for which the closing bid price of the Common Stock (as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market) were the lowest.

                  c.       Form of Payment; Delivery of Certificates.

                  (i) The Buyer shall pay the Purchase Price for the relevant Debentures by delivering immediately available good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the Joint Escrow Instructions attached hereto as Annex II (the "Joint Escrow Instructions") on the date prior to the relevant Closing Date.

                  (ii) No later than the relevant Closing Date, but in any event promptly following payment by the Buyer to the Escrow Agent of the relevant Purchase Price, the Company shall deliver the relevant Debentures and the Warrants, each duly executed on behalf of the Company and issued in the name of the Buyer (collectively, the "Certificates") to the Escrow Agent.

                  (iii) By signing this Agreement, each of the Buyer and the Company, subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

                  d. Method of Payment. Payment into escrow of the Purchase Price shall be made by wire transfer of funds to:

             Bank of New York
             350 Fifth Avenue
             New York, New York 10001

             ABA# 021000018
             For credit to the account of Krieger & Prager LLP, Esqs.
             Account No.: [To be provided to the Buyer by Krieger & Prager LLP]
             Re:      Advanced Viral Research Transaction

Not later than 5:00 p.m., New York time, on the date which is three (3) New York Stock Exchange ("NYSE") trading days after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the Purchase Price for the Initial Debentures in immediately available funds. Time is of the essence with respect to such payment, and failure by the Buyer to make such payment, shall allow the Company to cancel this Agreement.

                  e. Escrow Property. The Purchase Price and the Certificates delivered to the Escrow Agent as contemplated by Sections 1(c) and (d) hereof are referred to as the "Escrow Property."

                  2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

                  The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

                  a. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement, the Buyer is purchasing the Debentures and the Warrants and will be acquiring the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

                  b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

                  c. All subsequent offers and sales of the Debentures and the Shares by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

                  d. The Buyer understands that the Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures.

                  e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debentures and the offer of the Shares which have been requested by the Buyer, including those set forth on Annex V hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, 1999, and September 30, 1999, respectively, and (3) Registration Statement on Form S-1/A filed on December 13, 1999 (collectively, the "Company's SEC Documents").

                  f. The Buyer understands that its investment in the Securities involves a high degree of risk.

                  g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

                  h. The Buyer has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements. This Agreement and the other Transaction Agreements to which the Buyer is a party have been duly and validly authorized, executed and delivered on behalf of the Buyer and are valid and binding agreements of the Buyer enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

                  3. COMPANY REPRESENTATIONS, ETC. The Company represents and warrants to the Buyer as of the date hereof and as of each Closing Date that, except as otherwise provided in the relevant Section or paragraph reference in Annex V hereto (corresponding to the Section or paragraph references below):

                  a. Concerning the Debentures and the Shares. There are no preemptive rights of any stockholder of the Company, as such, to acquire the Debentures, the Warrants or the Shares.

                  b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition or results of operation of the Company and its subsidiaries taken as a whole.. The Company is obligated to file reports pursuant to Section 15(d) of the 1934 Act. The Common Stock is listed and traded on The NASDAQ/Bulletin Board Market. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing.

                  c. Authorized Shares. The authorized capital stock of the Company consists of 1 billion shares of Common Stock, $.00001 par value per share, of which approximately 303,292,035 shares had been issued as of the date hereof. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares. The Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures or upon exercise of the Warrants, each in accordance with its respective terms, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

                  d. Securities Purchase Agreement; Registration Rights Agreement and Stock. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as Annex IV (the "Registration Rights Agreement"), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Debentures, the Warrants and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

                  e. Non-contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock, except such conflict, breach or default which would not have a material adverse effect on the business, operations, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated herein.

                  f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

                  g. SEC Filings. None of the Company's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact

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

required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has since November 1, 1998 timely filed all requisite forms, reports and exhibits thereto with the SEC.

                  h. Absence of Certain Changes. Since December 31, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company, except as disclosed in the Company's SEC Documents. Since December 31, 1998, except as provided in the Company's SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

                  i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the Company's SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole ,
(ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement or any of the agreements contemplated hereby (collectively, including this Agreement, the "Transaction Agreements"), or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Agreements.

                  j. Absence of Litigation. Except as set forth in the Company's SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, operations, condition (financial or otherwise), or results of operation of the Company and its subsidiaries taken as a whole or the transactions contemplated by any of the Transaction Agreements or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements.

                  k. Absence of Events of Default. Except as set forth in
Section 3(e) hereof, no Event of Default (or its equivalent term), as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a material adverse effect on the business, operations, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole.

                  l. Prior Issues. During the twelve (12) months preceding the date hereof, the Company has not issued any convertible securities. The presently outstanding unconverted principal amount of each such issuance as at the date hereof are set forth in Annex V.

                  m. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Company's SEC Documents or those incurred in the ordinary course of the Company's business since December 31, 1998, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, operations, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole. No event or circumstances has occurred or exists with respect to the Company or its properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the certificate of incorporation or other charter document or by-laws of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

                  n. No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

                  o. No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since November 1, 1998, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

                  p. Dilution. The number of Shares issuable upon conversion of the Debentures and the exercise of the Warrants may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the

Common Stock declines prior to the conversion of the Debentures. The Company's executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Shares upon conversion of the Debentures and upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company, and the Company will honor every Notice of Conversion (as defined in the Debentures) relating to the conversion of the Debentures and every Notice of Exercise Form (as contemplated by the Warrants) relating to the exercise of the Warrants unless the Company is subject to an injunction (which injunction was not sought by the Company) prohibiting the Company from doing so.

                  r. Brokers, Finders. Except for payment of fees to First Atlanta Securities LLC (the "Placement Agent"), payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by Buyer relating to this Agreement or the transactions contemplated hereby. Buyer shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3(r) that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each of Buyer, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

                  4.       CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

                  a. Transfer Restrictions. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

                  b. Restrictive Legend. The Buyer acknowledges and agrees that the Debentures and the Warrants, and, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

                  THESE SECURITIES INCLUDING ANY UNDERLYING SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                  c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Closing Date.

                  d. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to the Buyer under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

                  e. Reporting Status. So long as the Buyer beneficially owns any of the Securities, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. The Company will take all reasonable action under its control to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on The NASDAQ/Bulletin Board Market and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. ("NASD") or The NASDAQ/Bulletin Board Market.

                  f. Use of Proceeds. The Company will use the proceeds from the sale of the Debentures (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees in connection with the sale of the Debentures) for internal working capital purposes, and, unless specifically consented to in advance in each instance by the Buyer, the Company shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person or for the repayment of any outstanding loan by the Company to any other party.

                  g. Certain Agreements. (i) Except to the extent specifically provided below, but in each such event subject to compliance with all of the other provisions of this Agreement, the Company covenants and agrees that it will not, without the prior written consent of the Buyer, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock (collectively, "New Common Stock") with any third party pursuant to a transaction which in any manner permits the registration of the Common Stock included in or underlying the New Common Stock to become effective on any date which is earlier than one hundred twenty (120) days after the Effective Date.

                  (ii) The provisions of subparagraph (g)(i) will not apply to the sale of New Common Stock for not more than $3 million pursuant to a single transaction in which the Company sells Common Stock at a price per share equal to or above the then Market Price of the Common Stock and/or issues warrants exercisable at a price equal to or above the Market Price of the Common Stock as of the date of such transaction; provided, however, that any action contemplated under this subparagraph (g)(ii) is subject to the condition that registration rights, if any, in connection with such action shall not require the filing of a Registration Statement in respect of such stock prior to sixty (60) days after the Effective Date.

                  (iii) The foregoing provisions shall not restrict the Company from issuing shares of Common Stock upon the exercise of certain warrants and options for the purchase of up to approximately 40,192,000 shares outstanding as of the date hereof.

                  (iv) In the event the Company breaches the provisions of this
Section 4(g), the Conversion Rate (as defined in the Debentures) shall be amended to be equal to (x) 90% of (y) the amount determined in accordance with the provisions of the Debenture without regard to this provision, and the Purchaser may require the Company to immediately redeem all outstanding Debentures in accordance with Section 4(j)(y) hereof.

                  (v) In the event the Company consummates a new transaction (a "New Transaction") for the sale of New Common Stock or the issuance of warrants or other rights to purchase New Common Stock with a third party at any time prior to the expiration of one hundred twenty (120) days after the Effective Date on terms providing for (x) either a sale price equal to or computed based on, or a determination of a conversion price based on, a lower percentage of the then current market price (howsoever defined or computed) than provided in the Debenture for determining the Conversion Rate or a lower Fixed Price (as defined in the Debenture, but howsoever defined or computed in the New Transaction documents) and/or (y) the issuance of warrants at an exercise price lower than that provided in the Warrants and/or for a greater number of shares per dollar paid or invested by such third party to or in the Company, the terms of the Debenture and the Warrants (whether previously issued and/or converted or not) shall be modified to (i) reduce the relevant Conversion Rate, Fixed Price or Warrant exercise price and/or (ii) increase the number of shares covered by the Warrants to be equal to that provided in the New Transaction as so consummated (provided, however, that such increased Warrants shall have the same exercise price formula as the New Transaction warrants).

                  h. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield the aggregate of (i) two hundred percent (200%) of the number of shares of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures and (ii) the number of shares issuable upon exercise as may be required to satisfy the exercise rights of the Buyer pursuant to the terms and conditions of the Warrants.

                  i. Warrants. The Company agrees to issue to the Buyer on each Closing Date transferable, divisible warrants with cashless exercise rights (the "Warrants") for the purchase of one hundred thousand (100,000) shares of Common Stock for each one million dollars ($1,000,000) of Purchase Price for the Debentures issued on that date. The Warrants attributable to each such conversion shall bear an exercise price per share equal to the Market Price of the Common Stock on the Initial Closing Date (subject to adjustment as provided in the Warrant). The Warrants will expire on the last day of the calendar month in which the third anniversary of the relevant Closing Date occurs. The Warrants shall be in the form annexed hereto as Annex VI, together with (x) registration rights as provided in the Registration Rights Agreement and (y) piggy-back registration rights after the effectiveness of the Registration Statement expires, as contemplated by the Registration Rights Agreement.

                  j. Limitation on Issuance of Shares. If applicable to the Company, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof, the Debentures shall provide that (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which can not be converted as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the option, exercisable in such holder's sole and absolute discretion, to elect either of the following remedies:

                  (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion purchase price equal to the average of the closing price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the date of notice of conversion; or

                  (y) require the Company to redeem each Unconverted Debenture for an amount (the "Cap Redemption Amount"), payable in cash, equal to
         (i) one hundred forty percent (140.0%) of the principal of the Unconverted Debenture, plus (ii) all accrued but unpaid interest on the Debenture through the date of redemption (the "Cap Redemption Date") specified in the notice from the holder electing this remedy.

A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debentures shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Buyer. The provisions of this paragraph are not intended to limit the scope of the provisions otherwise included in the Debentures.

                  5.       TRANSFER AGENT INSTRUCTIONS.

                  a. The Company warrants that, with respect to the Securities, other than the stop transfer instructions to give effect to Section 4(a) hereof, it will give its transfer agent no instructions inconsistent with instructions to issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. Except as so provided, the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Converted Shares or the Warrant Shares, as the case may be, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

                  b. Subject to the provisions of this Agreement, the Company will permit the Buyer to exercise its right to convert the Debentures in the manner contemplated by the Debentures.

                  c. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date (as defined in the Debentures) could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon conversion in accordance with the following schedule (applicable to each conversion independently): such amount shall be $1,000 if the delivery is made on the third day after the Delivery Date and such amount shall double from the preceding day for each day thereafter until the certificates are so delivered. For example, if the certificates are delivered on the sixth day after the Delivery Date, the amount would be $4,000; provided, however, that payment of such amount shall not relieve the Company from its continuing obligations to issue the Shares upon conversion of the Debentures or exercise of the Warrants pursuant to the terms hereof or of any of the other Transaction Agreements. For purposes of this
Section 5(c), in connection with a Mandatory Conversion (as defined in the Debenture), the term "Delivery Date" shall refer to the earlier of (i) the Delivery Date determined in relation to a Notice of Conversion actually submitted by the Buyer to the Company or (ii) the third or fifth business date, as the case may be, after written notice from the Buyer that the delivery of shares to the Buyer in connection with the Mandatory Conversion has not been accomplished. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Buyer's right to pursue actual damages for the Company's failure to issue and deliver the Common Stock to the Buyer. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within two (2) business days after the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

                  d. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of a Debenture and after such Delivery Date, the holder of the Debentures being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall the right, to require the Company to pay to the Converting Holder, in lieu and instead of the amounts due under Section 5(c) hereof (but in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

                  e. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the

Buyer by crediting the account of Buyer's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

                  f. The Company will authorize its transfer agent to give information relating to the Company directly to the Buyer or the Buyer's representatives upon the request of the Buyer or any such representative, to the extent such information relates to (i) the status of shares of Common Stock issued or claimed to be issued to the Buyer in connection with a Notice of Conversion, or (ii) the number of outstanding shares of Common Stock of all stockholders as of a current or other specified date. The Company will provide the Buyer with a copy of the authorization so given to the transfer agent. While the Company will use its best efforts to effectuate the transfer agent's compliance with such authorization, the Company will not be responsible for the transfer agent's failure to do so.

                  6.       CLOSING DATES.

                  a. The Initial Closing Date shall occur on the date which is the first NYSE trading day after each of the conditions contemplated by Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

                  b. (i) The Additional Closing Date shall be the date specified in the Additional Closing Date Notice (as defined below) .

                     (ii) Subject to the other provisions of this Section 6(b), the term "Additional Closing Date Notice" means a written notice given by the Company to the Buyer and to the Escrow Agent by fax transmission or hand delivery no later than one (1) business day after the Company submits the Effectiveness Request (as defined below; a copy of the Effectiveness Request shall be attached to the Additional Closing Date Notice) in which the Company specifies that the fifth business day after the actual Effective Date, which date shall be the Additional Closing Date. The Company shall also notify the Buyer and the Escrow Agent both (x) by fax transmission or hand delivery and (y) by telephone communication of the actual Effective Date declared by the SEC no later than noon on the business day after such Effective Date.

                     (iii) The term "Effectiveness Request" means the Company's written request to the SEC that the SEC declare the Registration Statement effective on a specified date which is more than (5) business days prior to the Additional Closing Date specified in the Additional Closing Date Notice; provided, however, that the Effectiveness Request shall be given only after the SEC has advised the Company informally, in writing or otherwise that it will respond favorably to such request.

                     (iv) The closing for the Additional Debentures shall be conducted upon the same terms and conditions as those applicable to the Initial Debentures.

                  c. Each closing of the purchase and issuance of Debentures shall occur on the relevant Closing Date at the offices of the Escrow Agent and shall take place no later than 3:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.

                  d. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the Escrow Funds to the Company and to others and to release the other Escrow Property on the relevant Closing Date upon satisfaction of the conditions set forth in Sections 7 and 8 hereof and as provided in the Joint Escrow Instructions.

                  7.       CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The Buyer understands that the Company's obligation to sell the relevant Debentures to the Buyer pursuant to this Agreement on the relevant Closing Date is conditioned upon:

                  a. The execution and delivery of this Agreement by the Buyer;

                  b. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the relevant Debentures in accordance with this Agreement;

                  c. The accuracy on such Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date;

                  d. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

                  e. From and after the date hereof to and including such Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the NYSE or The NASDAQ/Bulletin Board Market shall not have been suspended or limited, nor shall minimum prices been established for securities traded on The NASDAQ/Bulletin Board Market, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Company makes it impracticable or inadvisable to sell the Debentures.

                  8.       CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

                  The Company understands that the Buyer's obligation to purchase the Debentures on the relevant Closing Date is conditioned upon:

                  a. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company;

                  b. Delivery by the Company to the Escrow Agent of the relevant Certificates in accordance with this Agreement;

                  c. The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

                  d. On such Closing Date, the Registration Rights Agreement shall be in full force and effect and the Company shall not be in default thereunder;

                  e. On such Closing Date, the Buyer shall have received an opinion of counsel for the Company, dated such Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, substantially to the effect set forth in Annex III attached hereto;

                  f. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained;

                  g. From and after the date hereof to and including such Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the NYSE or The NASDAQ/Bulletin Board Market shall not have been suspended or limited, nor shall minimum prices been established for securities traded on The NASDAQ/Bulletin Board Market, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the Debentures; and

                  h.       With respect to the Additional Closing Date,

                  (i) an Additional Closing Date Notice shall have been duly given;

                  (ii) the Registration Statement shall have been declared effective by the SEC to cover all Registrable Securities for all the Debentures (and all the related Warrants), as contemplated by the Registration Rights Agreement, prior to such Additional Closing Date;

                  (iii) the representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects (and the Company's issuance of the relevant Additional Debentures shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business or conditions of the Company from the Initial Closing Date through and including the Additional Closing Date (and the Company's issuance of the relevant Additional Debentures shall constitute the Company's making such representation and warranty as of such date), (iv) the Company shall have timely issued all shares issuable upon conversion of the Debentures prior to the date of such Additional Closing Date;

                  (iv) the Company shall have available and shall reserve for issuance to Buyer at least one hundred fifty percent (150%) of the number of Shares which would be issued on conversion of all unconverted Initial Debentures and all Additional Debentures and exercise of all unexercised Warrants and all Warrants which would be issued in connection with the conversion of any unconverted Debentures (including all Additional Debentures); and

                  (v) if the Cap Regulations are applicable to the Company, either the aggregate of the Common Stock issuable upon conversion of the Additional Debentures as a group or together with the Common Stock issuable upon conversion of the then previously issued Debentures will not result in the issuance of shares in excess of the Cap Regulations or the Company shall have obtained the consent of its shareholders, as contemplated by the Cap Regulations, to such issuance.

                  9.       GOVERNING LAW:  MISCELLANEOUS.

                  a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

                  b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

                  c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                  d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                  e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

                  f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

                  g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

                   i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

                  j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                  10. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

                  (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

                  (b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

                  (c) the third business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY:                   Advanced Viral Research Corp.
                           200 Corporate Boulevard South
                           Yonkers, NY 10701
                           Attn: Dr. Shalom Hirschman
                           Telephone No.: (914) 376-7383
                           Telecopier No.: (914) 376-7368

                           with a copy to:

                           Wolf, Block, Schorr and Solis-Cohen LLP
                           250 Park Avenue
                           New York, NY 10177

                           Attn: Robert Fisher, Esq.
                           Telephone No.: (212) 883-4901
                           Telecopier No.: (212) 986-0604

BUYER: At the address set forth on the signature page of this Agreement.

                           with a copy to:

                           Krieger & Prager LLP, Esqs.
                           39 Broadway
                           Suite 1440
                           New York, NY 10006
                           Attn: Samuel Krieger, Esq.
                           Telephone No.: (212) 363-2900
                           Telecopier No.  (212) 363-2999

ESCROW AGENT:              Krieger & Prager LLP, Esqs.
                           39 Broadway
                           Suite 1440
                           New York, NY 10006
                           Attn: Samuel Krieger, Esq.
                           New York, New York 10016
                           Telephone No.: (212) 363-2900
                           Telecopier No.  (212) 363-2999

                  11       SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The
Company's and the Buyer's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Certificates and the Warrants and the payment of the Purchase Price, and shall inure to the benefit of the Buyer and the Company and their respective successors and assigns.


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer by one of its officers thereunto duly authorized as of the date set forth below.

AMOUNT AND PURCHASE PRICE OF DEBENTURES:                             $2,000,000


                             SIGNATURES FOR ENTITIES

         IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this 28th day of December, 1999.


Address:                                     ENDEAVOUR CAPITAL FUND S.A. (Buyer)
c/o Endeavour Management, Inc.
14/14 Divrei Chaim St.                       By: /s/ Shamuli Margulies
Jerusalem, 94479, Israel                     ----------------------------------
                                             Shamuli Margulies, Director


As of the date set forth below, the undersigned hereby accepts this Agreement and represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf.

ADVANCED VIRAL RESEARCH CORP.

By:     /s/ Shalom Z. Hirschman
        -----------------------
        Shalom Z. Hirschman
Title:  President and Chief Executive Officer
Date:   December 28,1999

         ANNEX I                    FORM OF DEBENTURE

         ANNEX II                   JOINT ESCROW INSTRUCTIONS

         ANNEX III                  OPINION OF COUNSEL

         ANNEX IV                   REGISTRATION RIGHTS AGREEMENT

         ANNEX V                    COMPANY DISCLOSURE MATERIALS

         ANNEX VI                   FORM OF WARRANT